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                                                                    Exhibit 10.5

                        PHARMACEUTICAL SERVICES AGREEMENT


This Pharmaceutical Services Agreement (the "Agreement") is made and entered into this 4th day of February, 2002, by and between Endeavor Pharmaceuticals, Inc., a Delaware Corporation having its principal place of business at 127 Racine Drive, Wilmington, North Carolina ("Endeavor") and aaiPharma, Inc., a Delaware Corporation having its principal place of business at 2320 Scientific Park Drive, Wilmington, North Carolina 28405 ("aaiPharma").

WHEREAS, aaiPharma provides pharmaceutical and chemical services to third parties on a routine basis and has agreed to perform such services for and on behalf of Endeavor from time to time, as mutually agreed upon (the "Services");

WHEREAS, aaiPharma and Endeavor wish to enter into this Agreement, which terms shall apply to all Services performed by aaiPharma for or on behalf of Endeavor unless specifically modified in a writing executed by both parties;

WHEREAS, to facilitate business, Endeavor and aaiPharma have agreed to execute aaiPharma's standard form proposal or quotation for Services, but intend for the terms of this Agreement to be incorporated into all such form proposals or quotations for Services.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth hereinafter and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Services. aaiPharma shall perform Services for and on behalf of Endeavor as mutually agreed upon by the parties as evidenced by a written proposal or quotation executed by both parties (the "Proposal"). Upon execution, such Proposal shall automatically incorporate the terms and conditions of this Agreement and such executed Proposal shall become a part of this Agreement and shall be construed in accordance with this Agreement. Unless otherwise agreed upon in writing by Endeavor, all Services hereunder shall be performed in accordance with applicable FDA regulations, cGMP's, GLP's, FDA standards for PAI batches and in substantial conformance in all material respects to aaiPharma's standard operating procedures. aaiPharma shall not subcontract Services to third parties without Endeavor's prior written consent. aaiPharma recognizes and agrees that Endeavor's use of the results of the Services aaiPharma provides shall be unrestricted, and may be used by Endeavor in FDA filings. Further, Endeavor may identify aaiPharma as a service provider to Endeavor to appropriate government agencies.

         2. Compliance with Laws. aaiPharma shall perform Services in compliance with all applicable laws, ordinances, and governmental rules and regulations.

         3. Invoice and Payment. The Proposal shall specify the fee for Services and the method of accrual of such fees (e.g. hourly or milestone), along with pertinent rate and/or milestone information. Hourly charges will be invoiced as completed; however, unless otherwise agreed upon by Endeavor, any substantially completed project invoice based on hourly charges shall be accompanied by a final project report no later than 20 days from receipt

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                  of such invoice. A milestone payment shall not be due until
                  aaiPharma has submitted a report as specified in the applicable Proposal detailing the accomplishment of the milestone and the results. In addition, Endeavor will be charged for reasonable out-of-pocket costs incurred by aaiPharma as a direct result of providing Services, subject to such costs being approved in the Proposal. aaiPharma shall notify Endeavor prior to incurring any unusual cost or expense exceeding $1,000. aaiPharma will invoice Endeavor on a monthly basis with payment due 30 days from the receipt of the invoice. Service activities will be initiated within 10 days of Endeavor's acceptance of a Proposal, unless otherwise mutually agreed upon by the parties in the Proposal.

         4. Changes in Services. Any changes in (a) the scope or the nature of the Services; (b) the cost of the Services; or, (c) the schedule for commencement or completion of Services must be mutually agreed upon by the parties hereto and confirmed by a written "Change Order" signed by both parties.

         5. Endeavor Ownership. All data, information, reports, and any and all related documentation, which are developed, generated or derived, directly or indirectly, by aaiPharma (or by any subcontractor or agent of aaiPharma) for Endeavor during the course of the project (collectively "Data"), and all inventions, discoveries, formulae, procedures, processes, analytical methods, technology, trade secrets and any other intellectual property, and any improvements thereto, whether patentable or not, which result or evolve from the performance of Services by aaiPharma (or by any subcontractor or agent of aaiPharma) for or on behalf of Endeavor (collectively "Inventions") where such Inventions are directly related to the Services shall be and remain the sole and exclusive property of Endeavor. Neither aaiPharma, its employees, its subcontractors nor its agents shall have or acquire any right, title, or interest in or to such Data or Inventions. aaiPharma shall promptly disclose in writing to Endeavor any Inventions and shall assign any and all rights in any Data and Inventions to Endeavor at Endeavor's request without any further consideration. All copyrightable Data shall be considered "works for hire." aaiPharma shall assist Endeavor in perfecting its rights in such Data and Inventions.

         6. aaiPharma Ownership. All methods, procedures, processes, technology, trade secrets, or commercial or technical "know-how" of general application, whether patentable or not, (collectively, "Know-How") owned, possessed or developed by aaiPharma independent of providing Services to Endeavor and utilized during the performance of the Services, shall remain the property of aaiPharma. To the extent that the Data delivered by aaiPharma to Endeavor incorporates know-how in any aaiPharma patent or future issued patent, aaiPharma hereby grants to Endeavor a non-exclusive, worldwide, royalty-free right and license in perpetuity to such patent(s) or Know-how to the extent necessary for Endeavor to test, produce, manufacture, use, market, distribute, and sell its products.

         7. Nondisclosure. The parties' respective rights and obligations with respect to the other party's confidential information shall be governed by the Confidential Disclosure Agreement between the parties hereto dated April 25, 2001 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit "A" and made a part hereof.
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         8.       Indemnity.
                           (a) aaiPharma shall indemnify and hold harmless Endeavor, its directors, officers, employees, agents, and internal review boards (collectively the "Endeavor Indemnitees"), from and against any and all claims, suits, actions, damages, costs, losses, and expenses (including reasonable attorney's fees and court costs) (collectively the "Liabilities") asserted by third parties arising from or related to aaiPharma's (i) negligent or wrongful performance of the Services; (ii) intentional misconduct or omission; or (iii) aaiPharma's breach of any of its obligations under this Agreement.
                           (b)      Except for aaiPharma's conduct set forth in
                                    Section 8(a) hereof, Endeavor shall
                                    indemnify and hold harmless aaiPharma, its directors, officers, employees, agents, and internal review boards (collectively the "aaiPharma Indemnitees"), from and against any and all Liabilities asserted by third parties arising from or in connection with aaiPharma's provision of Services under this Agreement, except such Liabilities which (i) arise out of or are attributable to any negligent act or omission on the part of one or more aaiPharma Indemnitees, or (ii) are related to aaiPharma employee injuries.
                           (c) A party (the "Indemnitee") which intends to claim indemnification under this Section 8 shall promptly notify the other party (the "Indemnitor") in writing of any Liabilities in respect of which the Indemnitee or any of its employees or agents intend to claim such indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor, at its discretion, to settle any such Liabilities and agrees to the complete control of such defense or settlement by the Indemnitor; provided however, such defense or settlement does not adversely affect the Indemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein for it to exercise such rights. Indemnitor shall not settle Liabilities admitting fault on the part of the Indemnitee without the Indemnitee's prior written consent, and Indemnitor shall not be responsible for Liabilities settled by Indemnitee without the Indemnitor's prior written consent. Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any Liabilities covered by this indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

         9. Inspection. Endeavor reserves the right from time to time to have representative(s) at aaiPharma's site in order to observe and inspect all operations relating to the Services. Such observations and inspections shall be subject to reasonable notice and during normal business hours and shall not interfere with aaiPharma's operations.
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         10.      Assignability. Except in the case of the sale of substantially all of the assets of one party or the sale of a product by Endeavor, neither this Agreement nor any right or obligation hereunder shall be assignable by either party without the prior written consent of the other party, and any purported assignment without consent shall be void. Such consent will not unreasonably be withheld.

         11. Notices. All Change Orders or notices under this Agreement shall be in writing and shall be delivered personally or by sending such notice by first class mail, by a nationally recognized courier service guaranteeing next-day delivery or by facsimile (and promptly confirmed by such first class mail or courier service), addressed if to Endeavor:

                           Endeavor Pharmaceuticals, Inc.
                           127 Racine Drive, Suite 202
                           Wilmington, NC 28403
                           Attention: Dr. Thomas Leonard
                                      Chief Scientific Officer
                           Facsimile: (910) 790-9041

                  If to aaiPharma:

                           aaiPharma, Inc.
                           2320 Scientific Park Drive
                           Wilmington, NC 28405

                           Attention: Dr. David Johnston

                           Title:     Executive Vice President

                           Phone: 910 254-7000  Fax: 910 815-2340

         12. Independent Contractors. Each of the parties hereto is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers nor of principal and agent between the parties hereto. Neither party may hold itself out to third persons as purporting to act on behalf of, or serving as the agent of, the other party. aaiPharma shall assume all applicable federal and state employment or income tax payments or withholdings for each of its agents or employees furnishing Services to Endeavor pursuant to this Agreement. aaiPharma agrees to indemnify and hold Endeavor harmless from and against any and all costs, expenses (including reasonable attorneys' fees), and liabilities incurred by Endeavor in connection with, or resulting from, any claim, action, or proceeding by the Internal Revenue Service, any state revenue department, or by agents or employees of aaiPharma for failure to pay or withhold such taxes.

         13. Term and Termination. The term of this Agreement shall commence upon execution of this Agreement by both parties hereto and shall terminate on February 1, 2005, unless sooner terminated as set forth herein. Either party shall be entitled to terminate this Agreement at any time by providing written notice to the other party. If Endeavor terminates the Agreement, it shall be obligated to pay aaiPharma: (a) the cost of all
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                  Services completed through the effective date of such
                  termination; and, (b) aaiPharma's cost of materials previously acquired or contracted for in good faith in connection herewith which are uncancellable and which cannot be utilized by aaiPharma in other day-to-day operations, but in no such event shall such costs ((a) and (b) above) exceed the Proposal amount, less all amounts previously paid by Endeavor to aaiPharma in partial payment of the Proposal amounts, plus relevant Change Orders. Within thirty (30) days after receipt of Endeavor's notice of termination of the Agreement, aaiPharma shall pay the difference, if any, between the total amount paid by Endeavor as a prepayment and the total amount owed to aaiPharma as set forth in this paragraph. Prior to termination by aaiPharma, it agrees to use commercially reasonable efforts to conclude all Service projects then in progress unless otherwise agreed upon in writing by Endeavor.

         14. Waiver. No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision, or condition of this Agreement.

         15. Continuing Obligation. The provision of Sections 5, 6, 7, 8, 12, and 17 hereof shall survive the termination or expiration of this Agreement.

         16. Severability. If any term, condition, or provision of this Agreement shall be found, by a court of competent jurisdiction, to be invalid or unenforceable, or to violate or contravene any federal or state law, then the term, condition, or provision so found shall be deemed severed from this Agreement, but all other terms, conditions, and provisions shall remain in full force and effect.

         17. Governing Law - Entirety. The validity, interpretation, and performance of this Agreement shall be governed and construed in accordance with the laws of the State of North Carolina. This document supersedes all previous agreements, either oral or written, between the parties with respect to the subject matter hereof, except for the Confidentiality Agreement. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by each of the parties to be bound.



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         IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year first written above.

         ENDEAVOR PHARMACEUTICALS, INC.



         By:  /S/ R. Forrest Waldon
              ---------------------------------------
              R. Forrest Waldon
              President and Chief Executive Officer


         AAIPHARMA, INC.



         By:  /s/ David Johnston
              ---------------------------------------
              Authorized Officer

         Name: David Johnston


         Title: Executive Vice President